UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report:  August 16, 2010

GENTEX CORPORATION

(Exact name of registrant as specified in its charter)

Michigan

	0-10235	38-2030505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 North Centennial Street

Zeeland, Michigan		49464

(Address of principal executive offices)

		(Zip Code)

Registrant's telephone number, including area code:  (616) 772-1800

_____________________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 -	Corporate Governance and Management

	Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

The Company has increased the responsibilities of Mark Newton and changed his title to Senior Vice President to reflect additional duties, including additional direct reports, international sales responsibilities, and global marketing responsibilities (he previously held the title Senior Vice President of Electronics, Purchasing, and North American Sales, and is already an executive officer with reporting requirements under Section 16 of the Securities Exchange Act of 1934, as amended).

As a part of this change, on August 11, 2010, the Compensation Committee of the Board of Directors of the Company set Mr. Newton's annual salary at $223,340 (effective as of August 11, 2010).  He will remain eligible for a profit-sharing bonus and a discretionary bonus, which are also available to all salaried employees and officers generally and which, in operation, provide for the same method of allocation of benefits between management and non-management participants.  In addition, the Company's Compensation Committee also authorized a 15,360-share stock option grant to Mr. Newton, pursuant to the Company's shareholder approved Employee Stock Option Plan, with such grant to be made at the next regularly scheduled Compensation Committee meeting at which such grants are made.

Notwithstanding the foregoing, Mr. Newton does not have a written employment agreement and will continue to be an at-will employee of the Company as is the case with all employees of the Company.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 16, 2010.	GENTEX CORPORATION
(Registrant)

	By	/s/ Fred Bauer
Fred Bauer
Its Chairman of the Board and
Chief Executive Officer